UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Current Report on Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
July 14,  2005

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number 0-16469

Delaware                                                                         13-3275609
(State or other jurisdiction of                                          (I.R.S. Employer
incorporation or organization)                                         Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement

        On July 14, 2005, we entered into an exclusive agreement with The Gap, Inc. ("Gap"),  along with our wholly-owned subsidiary, Inter Parfums USA, LLC, to develop, produce, manufacture and distribute personal care and home fragrance products for Gap and Banana Republic brands to be sold in Gap and Banana Republic retail stores in the United States and Canada. This agreement marks our entrée into the specialty retail store fragrance business.

        Our exclusive rights under the agreement are subject to certain exceptions. The principal exceptions are that the agreement excludes any rights with respect to outlet stores, on-line, catalog and mail-order, and international stores outside Canada, although Gap has the right to expand the agreement to its outlet stores if it chooses.

        The initial term of this agreement expires on August 31, 2009, and the agreement includes an additional two (2)-year optional term that expires on August 31, 2011, as well as a further additional two (2)-year term that expires August 31, 2013, in each case if certain retail sales targets are met or Gap chooses to extend the term. In addition, if the agreement is extended for the first optional term, then Gap has the right to terminate our rights under the agreement before the end of that first optional term if Gap pays an amount specified in a formula, with the right to be exercised during the period beginning on September 1, 2010 and expiring on August 31, 2011.

        This agreement is subject to our creating and developing products acceptable to Gap, achieving certain developmental, manufacturing and distribution milestones, as well as Gap making certain minimum retail sales. In addition, we have agreed to establish a dedicated operating unit within Inter Parfums USA, LLC to carry out our obligations under this agreement.

        Further, we have granted warrants to purchase 100,000 shares of our common stock to Gap exercisable for five years at 125% of the market price on the date of grant as an inducement to enter into the agreement, and have agreed to register with the Securities and Exchange Commission the shares purchasable thereunder for resale after  January 1, 2007. In addition, we have agreed to grant up to three (3) additional warrants to The Gap.  The first additional warrant will be issued in September 2006 and will be exercisable for 100,000 shares of our common stock at 100% of the market price on the date of grant.  In addition, if the term of our agreement with Gap is extended as discussed above, we will grant to Gap the two remaining warrants.  Each such warrant would be exercisable for 50,000 shares of our common stock at 100% of the market price on the date of grant. We have also agreed to register all shares subject to the warrants with the Securities and Exchange Commission for resale.

        In addition to the termination provisions typically found in agreements, this agreement permits Gap to terminate on a change in control of Inter Parfums, Inc.

Item 7.01. Regulation FD Disclosure.

        As discussed above, we have agreed to establish a dedicated operating unit within Inter Parfums USA, LLC to carry out our obligations under the agreement with Gap. We envision incurring staffing, product development and other start-up expenses, including those of a third-party design and marketing firm.  In the second half of 2005, we anticipate that such expenses could aggregate between $1.5 million and $2.5 million.  Accordingly, we expect to adjust our earnings guidance for 2005 shortly.

Forward Looking Statements

        Statements in this report which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of our creative and product developmental efforts, approval of new products by Gap, sales and marketing efforts by Gap, product acceptance by consumers, our future compliance with creative, developmental and logistical requirements in the agreement, and our compliance with governmental regulation of products we develop.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: July 18, 2005

Inter Parfums, Inc. By: /s/ Russell Greenberg Russell Greenberg, Executive Vice President